Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279847

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 11, DATED OCTOBER 22, 2026
TO THE PROSPECTUS, DATED APRIL 22, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated April 22, 2026 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 14, 2026, Supplement No. 2, dated May 18, 2026, Supplement No. 3, dated June 15, 2026, Supplement No. 4, dated July 17, 2026, Supplement No. 5, dated August 3, 2026, Supplement No. 6, dated August 17, 2026, Supplement No. 7, dated August 19, 2026, Supplement No, 8, dated September 16, 2026, Supplement No. 9, dated October 16, 2026 and Supplement No. 10, dated October 19, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:
A.to update the “Suitability Standards” section of the Prospectus to reflect changes to suitability standards applicable for Ohio investors.

A. Update to the “Suitability Standards” Section of the Prospectus

The paragraph titled “Ohio” in the list of state-specific suitability standards in the “Suitability Standards” section beginning on page v of the Prospectus is hereby replaced with the following:

Ohio—It shall be unsuitable for an Ohio investor’s aggregate investment in our shares, in shares of our affiliates, and in shares of other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. This condition does not apply, directly or indirectly, to federally covered securities. The condition also does not apply to purchasers who meet the definition of an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, 15 U.S.C.A. 77a, as amended.